Exhibit 99.1

True Religion Apparel Announces Fourth Quarter and Full Year 2011
Financial Results and Introduces Full Year 2012 Guidance

–                Q4 2011 net sales increased 7.7% to $119.4 million

–                Q4 2011 U.S. Consumer Direct net sales increased 23.7%; same-store sales increased 11.1%

–                Q4 2011 diluted earnings per share were $0.57 versus $0.63 in Q4 2010, and include $0.05 per diluted share of impairment charges and foreign currency translation losses

–                Q4 2011 adjusted diluted earnings per share were $0.62 versus $0.64 in Q4 2010

–                2011 net sales increased 15.4% to $419.8 million

–                2011 U.S. Consumer Direct net sales increased 32.9%; same-store sales increased 10.9%

–                2011 diluted earnings per share were $1.80 versus $1.75 in 2010, and include $0.08 per diluted share of separation costs, impairment charges and foreign currency translation losses

–                2011 adjusted diluted earnings per share were $1.88 versus $1.87 in 2010

VERNON, California – February 9, 2012–True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the quarter and year ended December 31, 2011.

Fourth Quarter 2011 Financial Results

-                  Total net sales increased 7.7% to $119.4 million.

-                  Net sales for the Company’s U.S. Consumer Direct segment, which includes the Company’s branded stores and e-commerce business, increased 23.7% to $77.3 million and accounted for 64.8% of the Company’s total net sales for the quarter. Fourth quarter same-store sales for the 92 stores open at least 12 full months and e-commerce increased 11.1%. The Company operated a total of 109 branded stores in the United States as of December 31, 2011, compared to 94 as of December 31, 2010.

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-                  The Company’s International segment’s 2011 net sales remained flat with 2010 at $19.0 million, as retail sales growth in Canada and the United Kingdom was offset by the decision to discontinue sales of merchandise in the Korea off-price channel.

-                  Net sales for the Company’s U.S. Wholesale segment totaled $22.4 million, a 20.4% decrease as compared to the prior year. The decline primarily reflects the planned reduction in sales to off-price customers, which is consistent with the Company’s 2011 plan to support long-term brand value.  Sales to the specialty store channel, which now accounts for a majority of this segment’s net sales, increased for the seventh consecutive quarter.

-                  Gross profit increased 9.7% to $76.5 million, driven primarily by the overall sales growth.  The gross margin rate increased 120 basis points to 64.1%, reflecting the ongoing sales mix shift towards the higher-margin U.S. Consumer Direct segment. The Consumer Direct segment’s gross margin rate decreased 230 basis points due to higher than expected markdowns in outlet stores to respond to the highly promotional environment.

-                  Selling, general and administrative (“SG&A”) expenses increased 19.0% to $51.9 million from $43.6 million in the prior year quarter, and as a percentage of net sales, increased to 43.4% from 39.3% in the same quarter a year ago.  The majority of the growth in the SG&A expenses was driven by the costs associated with operating 15 additional U.S. stores and nine additional international stores in 2011 as compared to the same period in 2010.  SG&A also includes $1.4 million in non-cash store impairment charges, representing an increase of $0.9 million over the fourth quarter of 2010, or 110 basis points of the SG&A rate.  Excluding the non-cash impairment charges, the SG&A rate would have been 42.3% of net sales for the fourth quarter of 2011.

-                  Operating income totaled $24.7 million, down 5.8% from the fourth quarter of last year. Operating margin was 20.7% in the fourth quarter of 2011 versus 23.6% in the fourth quarter of 2010. The decrease in the operating margin is primarily due to the reduction in sales to U.S. and Korea off-price accounts, the higher markdowns in outlet stores and the store impairment charge increase.

-                  The effective tax rate for the quarter was 38.4% as compared to 40.0% in the fourth quarter of 2010.  The fourth quarter 2010 effective tax rate was impacted by the set-up of the Company’s European headquarters in Switzerland in November 2010.

-                  Net income attributable to True Religion Apparel, Inc. decreased to $14.5 million, or $0.57 per diluted share based on weighted average shares outstanding of 25.3 million, as compared to $15.8 million, or $0.63 per diluted share based on weighted average shares outstanding of 25.1 million in 2010.  Net income attributable to True Religion Apparel, Inc. included $0.7 million in foreign currency losses related to intercompany balances, or $0.4 million after tax, compared to less than $0.1 million in foreign currency gains related to intercompany balances, both before and after tax, in the fourth quarter of 2010.

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-                  Excluding the impairment charges and foreign currency impact described above, the adjusted net income attributable to True Religion Apparel, Inc. was $15.7 million, or $0.62 per diluted share for the fourth quarter of 2011.

Management Comments

“In the fourth quarter we achieved growth in our net sales, good profitability and approximately $23.1 million in net operating cash flow.  This wraps up a good year in which our U.S. Consumer Direct segment, our largest segment, increased its sales by 33% and its operating income by 37%.  For the full year, same store sales rose 11%, on top of a 10% increase in 2010.  Our International segment grew its net sales by 23%, driven by more direct control of our business, and we continued to make strategic investments to position us well for future growth. We expect the agreement for retail and wholesale expansion in Hong Kong and China that we signed in the third quarter, coupled with opportunities to strengthen existing international operations, will help increase our long-term penetration outside the U.S.,” stated Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc.  “Our business has many positive trends and we look forward to another year of increased net sales and profits in 2012.”

Year Ended 2011 Financial Results

-                  Total net sales increased 15.4% to $419.8 million in the year ended December 31, 2011.  Net sales for the Company’s U.S. Consumer Direct segment increased 32.9% to $251.3 million, and same-store sales for the year ended 2011 increased 10.9%. Net sales for the Company’s International segment increased 22.5% to $79.0 million in the year ended December 31, 2011.  Net sales for the Company’s U.S. Wholesale segment totaled $86.3 million, a 17.7% decrease as compared to the prior year due to decreases in sales to major and off-price accounts, which was partially offset by an increase in sales to the specialty accounts.

-                  Gross profit increased 18.2 % to $271.8 million, and gross margin expanded by 160 basis points to 64.8%. The overall improvement in gross margin was due to the ongoing sales mix shift toward the Company’s higher-margin branded stores in the U.S. and abroad.

-                  SG&A expense increased 23.2% to $197.2 million from $160.1 million in the prior year, and as a percentage of net sales, increased to 47.0% from 44.0% in the prior year.  The increase primarily reflects the opening of 26 branded stores in 2011 and international expansion, including the addition over the past year of wholesale sales teams in Germany, the UK and Italy, and the set-up of a regional office in Switzerland.  Included in SG&A for the year ended December 31, 2011 were net separation costs of $1.2 million associated with the resignation of a former executive and $1.4 million in non-cash store impairment charges.  Included in the year ended December 31, 2010 is $4.3 million in net separation costs associated with the termination of a former executive and $0.5 million in non-cash store impairment charges.

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-                  Operating income increased 6.7% to $74.6 million, or 17.8% of net sales, versus $69.9 million or 19.2% of net sales in the prior year.

-                  Net income attributable to True Religion Apparel, Inc. was $45.0 million, or $1.80 per diluted share based on weighted average shares outstanding of 25.0 million, as compared to $43.5 million, or $1.75 per diluted share based on weighted average shares outstanding of 24.9 million in the prior year. Net income attributable to True Religion Apparel, Inc. included $0.7 million in foreign currency losses related to intercompany balances, or $0.4 million after tax, compared to $0.3 million in foreign currency gains related to our intercompany balances, or $0.2 million and after tax, in 2010.

-                  Excluding the separation costs, non-cash impairment charges and foreign currency translation impact described above, 2011 adjusted net income attributable to True Religion Apparel, Inc. was $47.0 million, or $1.88 per diluted share, compared to $46.4 million, or $1.87 per diluted share in 2010.

Balance Sheet and Liquidity

As of December 31, 2011, the Company had $200.4 million of cash and cash equivalents as compared to $153.8 million as of December 31, 2010. The Company ended the year with no long-term borrowings. The inventory balance as of December 31, 2011 was $53.3 million, a 28% increase from the end of 2010.  This increase is the result of  our expanded retail store count, which increased by 24% over the past year, and the expansion of direct wholesale sales in our EMEA region, where we now store inventory at a third party logistics facility to support that region’s wholesale sales growth.

Net cash provided by operating activities was $71.8 million in 2011 compared to $67.8 million in 2010.  This increase in net cash provided by operating activities is linked to the increase in net income and the sales mix shift to the U.S. Consumer Direct segment, which accelerates the conversion of net sales to cash as compared to wholesale sales.

Store Openings

During the 2011 fourth quarter, True Religion Apparel opened five stores in the U.S., two stores in the U.K., and one store in Germany and closed one store in the U.S.  As of December 31, 2011, the Company operated 109 stores in the U.S., five stores in the U.K,  four stores in Germany, three stores in Canada, three stores in Japan, and one store in the Netherlands.

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2012 Guidance

The Company is initiating its guidance for the fiscal year ended December 31, 2012, as follows:

•                Net sales are expected to be in the range of $450 million to $460 million

•                Net sales growth assumes that in 2012 the International segment will open 14 stores and the U.S. Consumer Direct segment will open 13 stores.

•                Diluted earnings per share is expected to be in the range of $1.88 to $1.95

The Company’s 2012 EPS guidance reflects fully diluted weighted average shares outstanding of approximately 25.2 million shares and an effective tax rate of 38.1%.

Investor Conference Call

True Religion Apparel management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit one of these Web sites at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering conference identification: 387252. Please note participants must enter the conference identification number in order to access the replay.

Management Commentary

A detailed financial commentary from the Company’s management will be posted on the Company’s website, www.truereligionbrandjeans.com, in the Investor Relations section.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jeans-related sportswear brand. The Company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in the Company’s branded retail and outlet stores as well as contemporary department stores and boutiques in 50 countries on six continents. As of December 31, 2011, the Company owned and operated 109 branded retail and outlet stores in the United States, five in the U.K, four in Germany, three in Canada, three in Japan and one in the Netherlands.  For more information, please visit www.truereligionbrandjeans.com.

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Q4 2011 Segment Results

(Dollar amounts in thousands)

(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
			% Increase/			% Increase/
Net Sales:	2011	2010	(Decrease)	2011	2010	(Decrease)
U.S. Consumer Direct	$77,309	$62,486	23.7%	$251,334	$189,097	32.9%
International	18,953	18,879	0.4%	78,974	64,443	22.5%
U.S. Wholesale	22,380	28,125	(20.4)%	86,268	104,874	(17.7)%
Core Services	767	1,417	(45.9)%	3,222	5,300	(39.2)%
Total net sales	$119,409	$110,907	7.7%	$419,798	$363,714	15.4%

	Three Months Ended December 31,				Year Ended December 31,
	2011		2010		2011		2010
		Gross		Gross		Gross		Gross
Gross Profit:	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
U.S. Consumer Direct	$53,412	69.1%	$44,592	71.4%	$178,341	71.0%	$136,915	72.4%
International	11,412	60.2%	10,295	54.5%	45,821	58.0%	34,402	53.4%
U.S. Wholesale	10,935	48.9%	13,458	47.9%	44,445	51.5%	53,362	50.9%
Core Services	767	100.0%	1,417	100.0%	3,222	100.0%	5,300	100.0%
Total gross profit	$76,526	64.1%	$69,762	62.9%	$271,829	64.8%	$229,979	63.2%

	Three Months Ended December 31,				Year Ended December 31,
	2011		2010		2011		2010
		Operating		Operating		Operating		Operating
Operating Income:	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
U.S. Consumer Direct	$27,264	35.3%	$23,427	37.5%	$88,453	35.2%	$64,641	34.2%
International	2,762	14.6%	3,775	20.0%	15,927	20.2%	17,487	27.1%
U.S. Wholesale	9,416	42.1%	12,002	42.7%	37,116	43.0%	46,265	44.1%
Core Services	(14,783)	NM	(13,014)	NM	(66,885)	NM	(58,471)	NM
Total operating income	$24,659	20.7%	$26,190	23.6%	$74,611	17.8%	$69,922	19.2%

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Among these forward looking statements are our 2012 Guidance, forecasted store openings for 2012 and expected operating and financial performance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC, and include: the current downturn in the global economy and in particular, the decline in consumer spending generally and in the apparel industry more specifically; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and manage its expansion plans.

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TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, expect per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net sales	$119,409	$110,907	$419,798	$363,714
Cost of sales	42,883	41,145	147,969	133,735
Gross profit	76,526	69,762	271,829	229,979
Selling, general and administrative expenses	51,867	43,572	197,218	160,057
Operating income	24,659	26,190	74,611	69,922
Other expense (income), net	868	(198)	637	(403)
Income before provision for income taxes	23,791	26,388	73,974	70,325
Provision for income taxes	9,127	10,553	28,197	26,690
Net income	14,664	15,835	45,777	43,635
Less: Net income attributable to redeemable noncontrolling interest	198	47	810	139
Net income attributable to True Religion Apparel, Inc.	$14,466	$15,788	$44,967	$43,496

Earnings per share attributable to True Religion Apparel, Inc.:
Basic	$0.58	$0.64	$1.81	$1.78
Diluted	$0.57	$0.63	$1.80	$1.75

Weighted average shares outstanding:
Basic	24,930	24,588	24,856	24,495
Diluted	25,308	25,061	25,026	24,852

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TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

(Unaudited)

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$200,366	$153,792
Accounts receivable, net of allowances	23,959	27,856
Inventories	53,320	41,691
Deferred income tax assets	7,027	9,660
Prepaid income taxes	3,879	-
Prepaid expenses and other current assets	12,137	10,280

Total current assets	300,688	243,279
Property and equipment, net	53,698	48,448
Deferred income tax assets	1,271	-
Other assets	4,496	4,157

TOTAL ASSETS	$360,153	$295,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$22,872	$17,234
Accrued salaries, wages and benefits	11,506	9,501
Income taxes payable	6,538	4,711

Total current liabilities	40,916	31,446
Long-Term Liabilities:
Long-term deferred rent	13,986	11,286
Long-term deferred income tax liabilities	2,224	2,195
Long-term income taxes payable	604	-

Total long-term liabilities	16,814	13,481
Total liabilities	57,730	44,927

Redeemable noncontrolling interest	2,635	1,925

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 80,000 shares authorized, 25,492 and 25,336 issued and outstanding, respectively	3	3
Additional paid-in capital	77,950	66,468
Retained earnings	221,122	181,634
Accumulated other comprehensive income, net	713	927

Total stockholders’ equity	299,788	249,032
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$360,153	$295,884

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TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Year Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$45,777	$43,635
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,750	9,842
Provision for bad debts	1,209	556
Stock-based compensation	10,736	13,059
Tax benefit from stock-based compensation	746	3,569
Excess tax benefit from stock-based compensation	(1,196)	(3,569)
Deferred income taxes	1,396	(1,421)
Impairment of property and equipment	1,353	500
Other, net	86	141
Changes in operating assets and liabilities:
Accounts receivable	2,600	(1,111)
Inventories	(11,723)	(5,329)
Prepaid expenses and other current assets	(1,884)	(2,733)
Other assets	(311)	(1,803)
Accounts payable and accrued expenses	6,959	4,471
Accrued salaries, wages and benefits	2,010	659
Prepaid income taxes and income taxes payable	(1,444)	3,859
Long-term deferred rent	2,704	3,436
Net cash provided by operating activities	71,768	67,761

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(20,676)	(17,446)
Sales of investments	-	4,950
Business acquisition	-	(845)
Expenditures to establish trademarks	(93)	(176)
Net cash used in investing activities	(20,769)	(13,517)

CASH FLOWS FROM FINANCING ACTIVITIES:
Statutory tax withholding payment for stock-based compensation	(5,479)	(9,671)
Excess tax benefit from stock-based compensation	1,196	3,569
Net cash used in financing activities	(4,283)	(6,102)

Effect of exchange rate changes in cash	(142)	119

Net increase in cash and cash equivalents	46,574	48,261
Cash and cash equivalents, beginning of period	153,792	105,531
Cash and cash equivalents, end of period	$200,366	$153,792

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TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO ADJUSTED RESULTS

(Amounts in thousands, except earnings per share data)

(Unaudited)

	Quarter Ended December 31, 2011
			Net income
	Selling, general		attributable to
	& administrative	Operating	True Religion	Diluted earnings
	expenses	income	Apparel, Inc.	per share (d)
As reported (GAAP)	$51,867	$24,659	$14,466	$0.57
Separation costs (a)	-	-	-	-
Impairment charges (c)	(1,353)	1,353	834	0.03
Foreign exchange loss			432	0.02
As adjusted (e)	$50,514	$26,012	$15,732	$0.62

	Quarter Ended December 31, 2010
			Net income
	Selling, general		attributable to
	& administrative	Operating	True Religion	Diluted earnings
	expenses	income	Apparel, Inc.	per share (d)

As reported (GAAP)	$43,572	$26,190	$15,788	$0.63
Separation costs (b)	95	(95)	(115)	-
Impairment charges (c)	(500)	500	300	0.01
Foreign exchange gain			(19)	-
As adjusted (e)	$43,167	$26,595	$15,954	$0.64

	Year Ended December 31, 2011
			Net income
	Selling, general		attributable to
	& administrative	Operating	True Religion	Diluted earnings
	expenses	income	Apparel, Inc.	per share (d)
As reported (GAAP)	$197,218	$74,611	$44,967	$1.80
Separation costs (a)	(1,237)	1,237	766	0.03
Impairment charges (c)	(1,353)	1,353	837	0.03
Foreign exchange loss			439	0.02

As adjusted (e)	$194,628	$77,201	$47,009	$1.88

	Year Ended December 31, 2010
			Net income
	Selling, general		attributable to
	& administrative	Operating	True Religion	Diluted earnings
	expenses	income	Apparel, Inc.	per share (d)

As reported (GAAP)	$160,057	$69,922	$43,496	$1.75
Separation costs (b)	(4,270)	4,270	2,716	0.11
Impairment charges (c)	(500)	500	310	0.01
Foreign exchange gain			(166)	-
As adjusted (e)	$155,287	$74,692	$46,356	$1.87

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(a)          Separation costs associated with the resignation of a former executive ($2.9 million in separation costs offset by $1.7 million of accrued bonus and share-based compensation).

(b)         Separation costs associated with the termination of a former executive.

(c)          Impairment charges relate to the impairment of six U.S. and one international retail stores in 2011 and one U.S. retail store in 2010.

(d)         Based on diluted weighted shares outstanding of 25.3 million and 25.1 million in Q4 2011 and Q4 2010, respectively, and 25.0 million and 24.9 million in 2011 and 2010, respectively.

(e)          Management uses adjusted net income, and its components among other factors, to measure the performance of the overall Company.   Further, we believe that investors’ understanding of our performance is enhanced by disclosing these measures.  Adjusted net income and its components and adjusted diluted EPS measures are not, and should not be viewed as substitutes for, U.S. generally accepted accounting principles (GAAP) net income and its components and diluted EPS.

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Joseph Teklits/Anne Rakunas
ICR, Inc.
(310) 954-1113

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